Exhibit 23-1

The Board of Directors
American National Insurance Company:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-160698) of American National Insurance Company (the “Company”) of our reports dated March 11, 2010, with respect to the consolidated statements of financial position of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, the effectiveness of internal control over financial reporting as of December 31, 2009, and the related financial statement schedules I – V, which reports appear in the December 31, 2009 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to a change in the method of accounting for other-than-temporary impairments of debt securities as of April 1, 2009 due to the adoption of new FASB guidance.

/s/ KPMG LLP

Houston, Texas
March 11, 2010